Exhibit 99.1

      COLLECTORS UNIVERSE, INC. ANNOUNCES $10 MILLION STOCK BUYBACK PROGRAM

NEWPORT BEACH, Calif., Dec. 6 /PRNewswire-FirstCall/ -- Collectors Universe, Inc. (Nasdaq: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles and diamonds, today announced that that its Board of Directors has approved a $10 million stock buyback program. The program authorizes the Company to make up to $10 million of stock repurchases in open market or private transactions, in accordance with applicable Securities Exchange Commission rules, when opportunities to make such repurchases, at attractive prices, become available.

"The adoption of the stock buyback program reflects our continued financial strength, our confidence about the Company's future financial performance, and our desire to enhance stockholder value," stated Michael R. Haynes, Chief Executive Officer. "Important factors in the decision to adopt the stock buyback program were the belief that, at recent market prices, the Company's shares represent an attractive investment and good use of our available funds and the confidence that, even after setting aside funds for the stock buyback program, the Company will still have sufficient cash resources to fund its growth strategy," added Mr. Haynes.

The Company is under no obligation to repurchase any shares under the stock buyback program and the timing, actual number and value of shares that may be repurchased under this program will depend on a number of factors, including the Company's future financial performance; the Company's available cash resources and competing uses for the cash that may arise in the future; prevailing market prices of the Company's common stock; and the number of shares that become available for sale at prices that the Company believes are attractive. For these reasons, as well as others, there can be no assurance that the Board of Directors will not subsequently decide to suspend purchases of shares under the stock buyback program or terminate the program altogether.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value added services to the high-value collectibles and diamond markets. The Company authenticates and grades collectible coins, sports cards, autographs, stamps currency and diamonds. The Company also compiles and publishes authoritative information about United States and world coins, collectible sports cards and sports memorabilia, collectible stamps and diamonds. This information is accessible to collectors and dealers at the Company's web site, www.collectors.com, and is also published in print.

Forward Looking Information

This press release contains statements regarding our expectations about our future financial performance which are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Our financial performance in the future may differ, possibly significantly, from our current expectations that are set forth in the forward looking statements contained in this press release, due to a number of risks and uncertainties. Those risks and uncertainties include, but are not limited to: the possibility of changes in general economic conditions or conditions in the collectibles markets, such as a possible decline in the popularity of some high-value collectibles, which could result in reductions in the volume of authentication and grading submissions and, therefore, the fees we are able to generate; a lack of diversity in our sources of revenues and our dependence on coin authentication and grading for a significant percentage of our total revenues, which makes us more vulnerable to adverse changes in economic and market conditions, including declines in the value of precious metals or recessionary conditions, that could lead to reduced coin and other collectibles submissions, with a resultant reduction in our revenues and in our income; the fact that five of our customers accounted for approximately 27% of our net revenues during fiscal 2005, which means that our operating result could decline if any of those customers were to terminate or significantly reduce the business that they conduct with us; our dependence on certain key executives and collectibles experts, the loss of the services of any of which could adversely affect our ability to obtain authentication and grading submissions and, therefore, could harm our operating results; increased competition from other collectibles services companies that could result in reductions in collectibles submissions to us or could require us to reduce the prices we charge for our services; the risk that we will incur unanticipated liabilities under our authentication and grading warranties that would increase our operating expenses; the risk that new service offerings and business initiatives that we may undertake will not gain market acceptance or will increase our operating expenses or reduce our overall profitability or even cause us to incur losses; the risk that our strategy to expand into new collectibles and other high value asset markets, such as the diamond market, primarily through business acquisitions, will not be successful in enabling us to improve our profitability; and the risks that we will be unable to successfully integrate the businesses that we acquire into our operations, or that those businesses will not gain market acceptance, or that our business expansion may result in a costly diversion of management time and resources and increase our operating expenses and possibly cause us to incur losses. Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2005 which we filed with the Securities and Exchange Commission on September 13, 2005.

Due to the above-described risks and uncertainties and those described in that Annual Report, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about future performance based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release.

    Contacts:

    Joe Wallace                       Brandi Piacente
    Chief Financial Officer           Investor Relations
    Collectors Universe               The Piacente Group, Inc.
    949-567-1245                      212-481-2050
    Email: jwallace@collectors.com    Email: brandi@thepiacentegroup.com

SOURCE  Collectors Universe, Inc.
    -0-                             12/06/2005
    /CONTACT: Joe Wallace, Chief Financial Officer of Collectors Universe, +1-949-567-1245, jwallace@collectors.com; or Investor Relations, Brandi Piacente of The Piacente Group, Inc., +1-212-481-2050, brandi@thepiacentegroup.com, for Collectors Universe, Inc./
    /Web site:  http://www.collectors.com /
    (CLCT)